Exhibit 99.1

The New America High Income Fund, Inc.
Announces Proposed Reorganization and Agreement
with Saba Capital

Boston, Massachusetts, August 8, 2024 – The New America High Income Fund, Inc. (the “Fund”) (NYSE: HYB) announced today that the Fund’s Board of Directors has approved a proposal to reorganize the Fund into the T. Rowe Price High Yield Fund, a separate series of the T. Rowe Price High Yield Fund, Inc. The reorganization is subject to approval by Fund shareholders, who will be asked to vote on the proposal at the Fund’s Annual Meeting of Shareholders expected to take place in November 2024 (the “Meeting”).

Important information about the proposed reorganization and the Meeting will be provided to shareholders of record as of the record date in a combined proxy statement and prospectus that is expected to be mailed in the third or fourth quarter of 2024. Shareholders are advised to read the combined proxy statement and prospectus when it is available. When filed with the U.S. Securities and Exchange Commission (“SEC”), the combined proxy statement and prospectus as well as other documents about the Fund will be available free of charge on the SEC website, www.sec.gov. Copies of the combined proxy statement and prospectus will also be mailed to each Fund shareholder of record as of the record date.

The Fund also announced today that it has entered into a standstill agreement with Saba Capital Management, L.P. (together with certain of its affiliates, “Saba”) pursuant to which the Board agreed to use reasonable efforts to cause shareholders of the Fund to approve the reorganization and Saba agreed to irrevocably withdraw the notice of its intent to nominate persons for election at the Meeting and vote in favor of the reorganization and the election of directors. The Fund has been advised that Saba will file a copy of the agreement with the SEC as an exhibit to its Schedule 13D.

About the Fund

The New America High Income Fund, Inc. is a diversified, closed-end management investment company with a leveraged capital structure. The Fund’s investment adviser is T. Rowe Price Associates, Inc. (“T. Rowe Price”). As of June 30, 2024, T. Rowe Price and its affiliates managed approximately $1.6 trillion of assets. T. Rowe Price has provided investment advisory services to investment companies since 1937.

This press release is for informational purposes only and is not intended to, and does not, constitute an offer to purchase or sell shares of the Fund. Additional information about the Fund, including performance and portfolio characteristic information, is available at www.newamerica-hyb.com.

Statements in this press release that are not historical facts may be forward-looking statements, as defined by the U.S. securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors that may be beyond the Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.